Exhibit (a)(2)

state of delaware

certificate of amendment

TO

certificate of formation

of

NB Crossroads Private Markets Access Fund LLC

1.	Name of limited liability company: NB Crossroads Private Markets Access Fund LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Name. The name of the limited liability company is “NB Private Markets Access Fund LLC” (the “Company”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the    19th    day of October, 2023.

By:	/s/ Patrick Deaton
Authorized Person
Name:	Patrick Deaton